Exhibit 99.3

Imago BioSciences Presents Positive Data from Ongoing Phase 2 Study of Bomedemstat in Essential Thrombocythemia at ASH 2021

- Expanded Phase 2 data set continues to provide compelling rationale for move to registrational clinical program -

- Bomedemstat demonstrated durable clinical improvement in patients with ET who failed at least one standard therapy (usually hydroxyurea)—

- Bomedemstat continues to be generally well-tolerated—

SOUTH SAN FRANCISCO, Calif. – Dec. 12, 2021 – Imago BioSciences, Inc. (“Imago”)(Nasdaq: IMGO), a clinical stage biopharmaceutical company discovering new medicines for the treatment of myeloproliferative neoplasms (MPNs), today presented positive data from its ongoing global Phase 2 clinical study evaluating bomedemstat in patients with essential thrombocythemia (ET). The data were presented in an oral session during the 63rd American Society of Hematology (ASH) Annual Meeting and Exposition, taking place December 11-14, 2021. Previously, a Phase 2 data set with a cut-off date of May 18, 2021 was presented at the European Hematology Association 2021 Virtual Congress.

Updated Highlights (as of November 1, 2021 cutoff):

•	Of the 29 patients treated with bomedemstat for more than 6 weeks:

•	100% (29/29) of patients experienced platelet count reduction to within normal ranges (150 – 400 x 109/L).

•	90% (26/29) of patients achieved a platelet count of less than 400 x 109/L without thromboembolic events, the primary composite endpoint of this study.

•	Of the 17 evaluable patients at 24 weeks:

•	71% (12/17) showed a decrease in Total Symptom Score (TSS).

•	53% (9/17) showed a ≥50% decrease in TSS.

•	Patients with all genotypes identified in the study (CALR, JAK2V617F, Triple Negative) responded to bomedemstat.

“As of the most recent data cut-off in this Phase 2 trial, bomedemstat as a monotherapy in a 2nd line ET population demonstrated significant and durable hematologic control and symptom improvement while maintaining normal hemoglobin levels. I am delighted with the progress we are making with this study and would like to take this opportunity to thank all of the investigators and patients involved,” said Hugh Young Rienhoff, Jr., M.D., CEO, Imago BioSciences. “Even with only 36 of the up-to 60 patients we plan to enroll, we have commenced planning for a registrational clinical trial for ET. We expect an End-of-Phase 2 meeting and discussion of the Phase 3 Protocol in the second half of 2022.”

Safety & Tolerability

•	Bomedemstat was generally well-tolerated.

•	The most common AEs (>20%) were dysgeusia (altered taste), constipation, arthralgia, and fatigue.

•	4 patients have discontinued due to AEs.

“We are pleased with the safety and tolerability of Bomedemstat in this trial in a patient population, most of whom were intolerant or resistant to hydroxyurea,” said Wan-Jen Hong, M.D., CMO, Imago BioSciences. “In addition, the data presented provide evidence of continued durability of the response.”

Details on Imago’s ASH Presentation

Oral Presentation Title: A Phase 2 Study of the LSD1 Inhibitor IMG-7289 (Bomedemstat) for the Treatment of Essential Thrombocythemia (ET)

Session: Myeloproliferative Syndromes: Clinical and Epidemiological: Non-JAK inhibitor Therapies for Myelofibrosis

Presenter: Francesca Palandri, M.D., Ph.D., Institute of Hematology “L. & A. Seràgnoli,” Sant’Orsola-Malpighi University Hospital, Bologna, Italy

Date and Time: Sunday, December 12, 2021, at 9:45 AM ET

For further details, please see the ASH 2021 abstract and presentation on the Imago website here.

About Imago’s Phase 2 Essential Thrombocythemia Program

Essential thrombocythemia (ET) is a rare blood cancer resulting from the overproduction of platelets, which increases the risk of blood clots and bleeding. It is one of the myeloproliferative neoplasms (MPN) family of rare bone marrow diseases, and affects approximately 80,000 – 100,000 patients in the U.S. Imago BioSciences is developing bomedemstat (IMG-7289), an orally administered LSD1 inhibitor, as a potential therapy for patients with ET.

This Phase 2b multi-center, open-label study is designed to assess the safety, efficacy, and pharmacodynamics of bomedemstat, an oral inhibitor of the epigenetic enzyme lysine-specific demethylase 1 (LSD1) (www.clinicaltrials.gov Identifier NCT04254978). Eligible patients aged 18 or older with ET who have failed at least one standard therapy and require treatment in order to lower their platelet count will be considered for participation in this study. Exploratory assessments include the serial measurement of mutant allele frequencies and changing plasma cytokine profiles. The trial is being conducted in the United States, the United Kingdom, Europe, New Zealand, and Australia. Imago BioSciences announced first patient dosed on October 1, 2020. As of November 1, 2021, the trial has enrolled 36 of up to 60 planned study participants.

About Imago BioSciences

Imago BioSciences is a clinical-stage biopharmaceutical company discovering and developing novel small molecule product candidates that target lysine-specific demethylase 1 (LSD1), an enzyme that plays a central role in the production of blood cells in the bone marrow. Imago is focused on improving the quality and length of life for patients with cancer and bone marrow diseases. Bomedemstat, an orally available, small molecule inhibitor of LSD1, is the lead product candidate discovered by Imago for the treatment of certain myeloproliferative neoplasms (MPNs), a family of related, chronic cancers of the bone marrow. Imago is evaluating Bomedemstat as a potentially disease-modifying therapy in two Phase 2 clinical trials for the treatment of essential thrombocythemia (NCT04254978) and myelofibrosis (NCT03136185). Bomedemstat has U.S. FDA Orphan Drug and Fast Track Designation for the treatment of ET and MF, European Medicines Agency (EMA) Orphan Designation for the treatment of ET and MF, and PRIority MEdicines (PRIME) Designation by the EMA for the treatment of MF. The company is based in South San Francisco, California. To learn more, visit www.imagobio.com, www.myelofibrosisclinicalstudy.com, www.etclinicalstudy.com and follow us on Twitter @ImagoBioRx, Facebook and LinkedIn.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “may,” “will,” “should,” “expect,” “believe” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.

These statements may relate to, but are not limited to, the results, conduct, progress and timing of Imago clinical trials, the regulatory approval path for bomedemstat, including a registrational clinical program or review of the Phase 3 Protocol and plans for future operations, as well as assumptions relating to the foregoing. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include: our ability to enroll patients in clinical trials, delays in clinical trials or an inability to successfully conduct or complete clinical trials on expected timelines or at all, the occurrence of harmful side effects or other characteristics that indicate bomedemstat does not meet applicable regulatory criteria, changes in the market for bomedemstat that impact its commercial attractiveness, our ability to produce bomedemstat in commercial quantities at an acceptable cost, and other risks related to the regulatory approval path for bomedemstat and our ability to receive regulatory approval for bomedemstat and commercialize bomedemstat. You should not put undue reliance on any forward-looking statements. Forward looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Except as required by law, Imago does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

INVESTORS

Laurence Watts

Gilmartin Group, LLC.

laurence@gilmartinir.com

MEDIA

Will Zasadny

Canale Communications

will.zasadny@canalecomm.com

Source: Imago BioSciences